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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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eUniverse, Inc.

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The following press release was issued January 26, 2004.

FOR IMMEDIATE RELEASE

EUNIVERSE URGES STOCKHOLDERS TO VOTE WHITE PROXY CARD

Issues Open Letter

LOS ANGELES, January 26, 2004 – eUniverse, Inc. (OTC:EUNI.PK) today issued the following open letter strongly urging all stockholders to vote FOR the Board’s director nominees – Brett Brewer, Daniel Mosher, Lawrence Moreau and Bradley Ward – and reject Brad Greenspan’s hand-picked director nominees by signing, dating and returning the WHITE proxy card today.

January 26, 2004

Dear eUniverse Stockholder:

Perhaps in talking to eUniverse stockholders, Brad Greenspan has realized that his purported reasons for engaging in this proxy contest are falling on deaf ears. It now appears that in a last ditch attempt to gain support for his hand-picked director nominees, Mr. Greenspan has resorted to what we see as petty personal attacks on your Board and has continued to issue press releases littered with inaccurate information.

Don’t be fooled by Mr. Greenspan’s empty rhetoric. Protect your investment. eUniverse’s annual meeting is only days away and the outcome could significantly impact the value of your investment and the future of your Company. We urge eUniverse stockholders to focus on the facts – not Mr. Greenspan’s distortions – and vote the WHITE proxy card FOR your Board’s four director nominees and discard all blue proxy cards that you may receive from Mr. Greenspan.

Time is short. If you have any questions about voting or need other assistance, please call Mackenzie Partners, Inc., the firm assisting us in the solicitation of proxies for our annual meeting of stockholders, toll-free at 1 (800) 322-2885 or collect at 1 (212) 929-5500.

EUNIVERSE’S DIRECTOR NOMINEES ARE EXPERIENCED IN OUR BUSINESS

The eUniverse Board remains committed to doing the right thing for ALL eUniverse stockholders, and we have been working diligently to address the challenges arising under Mr. Greenspan’s leadership. Importantly, we are making meaningful progress.

In distinct contrast to your current Board, Mr. Greenspan’s nominees have NO prior experience with the Company’s business, NO direct understanding of the challenges that arose under Mr. Greenspan’s leadership and NO direct understanding of the Company’s efforts to address these challenges.

Further, we question whether Mr. Greenspan’s hand-picked nominees have the objectivity required to act in the best interest of ALL eUniverse stockholders, especially considering the fact that one of Mr. Greenspan’s nominees is being paid $5,000 per month by Mr. Greenspan for consulting services in connection with his proxy contest. But don’t take our word for it.

Institutional Shareholder Services, Inc. (ISS), the nation’s leading independent proxy advisory firm, stated in its January 22, 2004 report that “we question the independence of the dissident slate as they were proposed by Mr. Greenspan and Mr. Greenspan’s record as CEO of eUniverse is blemished with financial difficulties.”*

*	Permission to use quotations from ISS report neither sought nor obtained.

GREENSPAN’S SOUR GRAPES

The eUniverse Board and management team are implementing a strategic plan focused on the future for the benefit of ALL stockholders. While Mr. Greenspan has attempted to mislead you about the Board’s independence, ISS has no doubts. In recommending that stockholders vote FOR eUniverse’s director nominees, ISS stated in its report that, “the company’s board has independent directors for six out of seven board seats, setup independent board committees as of Nov. 14, 2003, and two new directors added after the company announced its accounting problems.”

Unlike many other boards that have been criticized for not exercising independent judgment, your Board has made difficult decisions and has stood up to and removed a dominating Chief Executive Officer and founder who, in our view, treated eUniverse like his own private company. ISS supports the decisions we are making.

In its report, ISS stated that “the [eUniverse] board has taken steps to improve management of the company by removing Mr. Greenspan and initiating the process of hiring a new CEO.”

And don’t forget – as Mr. Greenspan appears to have forgotten – that Mr. Greenspan personally recruited all of the Board’s director nominees. It was only when these same directors challenged his dominance that Mr. Greenspan attempted to oust them.

GREENSPAN DROPPED HIS CLAIMS AND ESSENTIALLY ABANDONED HIS LAWSUIT

In his proxy materials, Mr. Greenspan spends a great deal of time describing the claims he made against eUniverse in his litigation. What Mr. Greenspan failed to tell you is that just days before he mailed those materials to you, he dropped those claims and essentially abandoned his lawsuit.

Mr. Greenspan has caused your Company to spend considerable sums of money and management resources defending eUniverse and your Board against Mr. Greenspan’s baseless and costly claims. Yet, Mr. Greenspan has threatened to again assert more claims. Ask yourself, how are Mr. Greenspan’s threats in your best interest?

SOME THINGS ARE CLEAR

THE VANTAGEPOINT TRANSACTION WAS THE RIGHT TRANSACTION

ISS agrees that the VantagePoint transaction was the right transaction. In its report, ISS stated, “we agree with the company’s decision to go with an alternative that offered more than $2.5 million in capital based on the company’s liquidity position.”

It’s clear to us that your Board did what any responsible Board would do – it negotiated the best deal it could on behalf of all stockholders.

THE STAKES ARE HIGH

DON’T RISK THE FUTURE OF YOUR COMPANY

VOTE FOR YOUR BOARD’S DIRECTOR NOMINEES

Under Mr. Greenspan’s stewardship as Chairman and Chief Executive Officer, eUniverse restated its financial results; was subjected to an informal inquiry by the U.S. Securities and Exchange Commission; was delisted from NASDAQ; and was sued by stockholders in various class action and derivative lawsuits.

Now under the current Board’s leadership, we have started to distance the Company from those issues and build the foundation for a stronger future. However, we are concerned that a vote for Mr.

Greenspan’s slate of directors might undo the progress we have made to get your Company back on track and presage a return to the past.

Vote FOR a stronger future. Vote FOR your Board’s director nominees on the WHITE proxy card.

TIME IS SHORT

Whether or not you plan to attend the annual meeting, please sign, date and return the WHITE proxy card TODAY and discard all blue proxy cards that you may receive from Mr. Greenspan.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED OTHER ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC., THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES FOR OUR ANNUAL MEETING OF STOCKHOLDERS, TOLL-FREE AT 1 (800) 322-2885 OR COLLECT AT 1 (212) 929-5500.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/    Jeffrey Edell

Chairman of the Board of Directors

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination websites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo (www.flowgo.com), the Company’s flagship entertainment Web site; comedy site MadBlast (www.madblast.com ); dating site Cupid Junction (www.cupidjunction.com); GameUniverse, which includes online computer gaming sites Case’s Ladder (www.CasesLadder.com) and Skill Jam (www.SkillJam.com); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Further Information

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its annual meeting of stockholders on January 29, 2004. Stockholders of the Company are advised to read the Company’s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to stockholders of the Company. Stockholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting MacKenzie Partners, the firm assisting the Company in the solicitation of proxies, toll free at +1-800-322-2885.

For more information, please contact:

Thomas Flahie of eUniverse, Inc., +1-310-215-1001, ext. 101, tflahie@euniverse.com

Barrett Godsey of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449

Steve Balet or Charles Koons of MacKenzie Partners, Inc., +1-800-322-2885